Exhibit 99.1

NEWBRIDGE BANCORP REPORTS 49% INCREASE IN NET INCOME TO $1.5 MILLION

•	Net income climbs 49% over the prior year’s first quarter

•	Net interest margin averages 4.15% for the first quarter

•	Total classified loans decline 7% in the first quarter and 30% from the peak level

•	Provision expense declines 43%, or $2.6 million, from the prior year’s first quarter

•	Core deposits increase to 75% of total deposits

•	Average cost of interest bearing deposits declines to 0.56% for the quarter

•	Mortgage revenues and wealth management fees climb 32% and 9%, respectively, over the prior year’s first quarter

•	Non-interest expense declines 6%, or $793,000, compared to the prior year’s first quarter

•	Tier 1 Leverage Capital and Total Risk Based Capital of 10.62% and 14.45%, respectively at quarter end

GREENSBORO, N.C., April 25, 2012 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for the three month period ended March 31, 2012.

For the three months ended March 31, 2012 net income totaled $1.5 million compared to $1.0 million for the quarter ended March 31, 2011. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $781,000, or $0.05 per diluted share, for the quarter ended March 31, 2012, compared to $282,000, or $0.02 per diluted share, for the quarter ended March 31, 2011.

Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “It is satisfying to see year-over-year operating improvement, resulting in nearly a 50% increase in net income. The positive trends include core deposit growth that exceeds our expectations, and allows us to maintain a strong and stable net interest margin that averaged 4.15% for the first quarter. Classified loans continue to decline resulting in a lower provision for credit losses that fell 43% or $2.6 million from last year’s first quarter. Mortgage and Wealth Management revenues continue to climb, while at the same time nearly $1 million of annual operating expenses have been eliminated from these two areas. Finally, our on-going focus on lowering controllable costs resulted in non-interest expense declining $793,000, or 6%, from the prior year first quarter.”

Net interest income

Despite some encouraging economic trends, soft loan demand continues to adversely affect the Company’s main source of revenue, interest income. Net interest income declined $1.2 million, or 6.9%, to $16.2 million for the quarter compared to $17.4 million a year ago. The Company’s net interest margin remained strong at 4.15% for the quarter ended March 31, 2012, declining 13 basis points from the prior year. However average loan balances declined $144.0 million, or 10.8%, over the same period. This resulted in a $2.3 million decline in interest income from loans. Interest income on investments declined 2.2%, or $80,000, due primarily to a 77 basis point decline in the average investment yield to 4.08% in the quarter ended March 31, 2012, compared to 4.85% in the same period a year ago. The decline in interest income from loans and investments was partially offset by lower interest expense on interest bearing liabilities, which fell by $1.2 million for the quarter ending March 31, 2012, compared to the prior year. This reduction in interest expense is reflected in the lower cost of interest bearing liabilities which fell 29 basis points from the prior year.

Balance Sheet

Total assets increased $11.4 million during the quarter to $1.75 billion at March 31, 2012. Loan balances declined $26.4 million to $1.17 billion during the quarter in spite of new commercial loan originations of $43.2 million, which included strong production at the recently opened Raleigh loan production office. Cash flow from loans and deposit growth was used to purchase investment securities, which increased $57.1 million during the quarter to $394.9 million. The Company had a net unrealized gain in its investment portfolio at March 31, 2012 of $5.5 million. At March 31, 2012, the weighted average duration of the investment portfolio was 3.38 years and the weighted average yield was 4.08%.

Total deposits increased $30.5 million during the quarter to $1.45 billion. Core deposits, defined as noninterest bearing demand accounts, savings, NOW and money market deposit accounts, increased 5.6%, or $57.8 million, but were partially offset by a $27.2 million decline in time deposits. Time deposits totaled $366.1 million at quarter end and represented 25% of the Company’s total deposits. Non-interest bearing deposits increased $38.9 million to $211.2 million at March 31, 2012, however a large percentage of this increase is expected to be of a temporary nature. The weighted average cost of interest bearing deposits was 0.56% during the quarter ended March 31, 2012.

Shareholders’ equity increased $3.7 million during the quarter to $167.0 million. This improvement was the result of a $2.9 million increase in comprehensive income from changes in the value of investment securities, as well as a $781,000 increase in retained earnings as a result of quarterly earnings. Tangible book value increased $0.24 during the quarter to $7.09 per share at March 31, 2012.

Noninterest Income

For the quarter ending March 31, 2012, non-interest operating income, which excludes gains and losses on sales of securities and other real estate owned (“OREO”), totaled $4.0 million or $51,000 less than non-interest operating income from the prior year period. Retail banking revenue declined $246,000 from a year ago to $2.3 million for the quarter ended March 31, 2012, however this decline was largely offset by higher mortgage and wealth management revenues, which increased $138,000 and $48,000, respectively.

Losses on the sale and write-down of OREO declined by $478,000 to $1.0 million for the quarter ended March 31, 2012, from $1.5 million for the quarter ended March 31, 2011.

There were no gains from sales of investments during the quarter ended March 31, 2012, compared to gains of $2.0 million during the quarter ended March 31, 2011.

Noninterest Expense

Noninterest expense declined $793,000, or 5.5%, to $13.6 million for the quarter just ended compared to $14.4 million for the prior year’s first quarter. The lower noninterest expense was due in large part to management’s on-going efforts to reduce controllable expense. Since the Company was formed in a merger of equals in 2007, approximately $16.5 million of annual expense has been eliminated.

Asset Quality

Total classified loans decreased 7.4%, or $9.5 million, during the quarter ended March 31, 2012, and 30%, or $51.1 million, since the peak level in September 2010. As a percentage of Tier 1 capital plus reserves, total classified assets declined to 72% at March 31, 2012, from 78% at December 31, 2011, and 93% at their peak level at September 30, 2010. Nonperforming loans increased 7.8%, or $3.2 million, during the quarter. This increase was due primarily to slower than usual movement of property into OREO during the latter part of the quarter. Since the peak level, nonperforming loans have declined 31.8%, or $20.4 million, from $64.1 million at June 30, 2009. Nonperforming loans represent 3.72% of total loans held for investment. OREO decreased $555,000 during the quarter to $30.0 million. Including OREO, total nonperforming assets increased $2.6 million to $73.7 million, or 4.22% of total assets, at March 31, 2012. The average duration that property is held in OREO is 17 months. Troubled debt restructured loans totaled $15.7 million of the $43.7 million of nonperforming loans at March 31, 2012. Accruing restructured loans totaled $6.6 million and non-accruing restructured loans totaled $9.1 million. The Company evaluates all troubled debt restructured loans at the time of the restructuring for impairment, which typically results in the asset being moved to non-accrual. The Company’s highest risk and most closely monitored nonperforming assets are non-accruing loans excluding troubled debt restructures. These loans totaled $27.9 million at March 31, 2012, down $28.3 million, or 50.3%, since their peak level at June 30, 2009. Total classified loans crested later than many of the Company’s other credit metrics, rising until the September quarter of 2010. Over the last six quarters, classified loans declined 24.8%, or $39.3 million.

The allowance for credit losses totaled $27.9 million at March 31, 2012, or 2.38% of loans held for investment. The Company’s allowance for credit losses as a percentage of nonperforming loans (the “coverage percentage”) totaled 63.9% at March 31, 2012, compared to 71.2% at December 31, 2011 and 58.1% at March 31, 2011. The Company’s allowance for credit losses consists of general reserves totaling 83.7%, and specific reserves of 16.3%. The majority of current estimated losses from the Company’s nonperforming loans have been previously recognized through charge-offs. Consequently, the Company’s allowance for credit losses is generally applicable to inherent losses within the Company’s watch list and other performing loans portfolio. Since the current adverse credit cycle began in 2007, the Company has charged off $145.1 million of loans and OREO, or 9.0% of our highest/peak level of loan balances.

The Company is well within the regulatory commercial real estate high concentration guidelines in land acquisition, development and construction (the “AD&C portfolio”) loans as well as total commercial real estate loans. At March 31, 2012, the Company’s concentration levels were 36.84% and 95.43%, respectively, of total regulatory capital which compares favorably to the interagency regulatory guidance maximum concentrations of 100% and 300%, respectively. The AD&C portfolio totaled $63 million at March 31, 2012, including $34 million of speculative residential construction and residential acquisition and development loans. This portfolio is largely graded as classified loans.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release includes non-GAAP financial measures such as the operating efficiency percentage and pre-tax, pre-securities gains and pre-credit related operating income. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in understanding its underlying performance, business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry. Non-GAAP measures have inherent limitations, are not required to be uniformly applied, and are not audited. Readers should be aware of these limitations and should be cautious in their use of such measures. To mitigate these limitations, the Company has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that its performance is properly reflected to facilitate consistent period-to-period comparisons. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the Company’s business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

Please refer to the Non-GAAP Measures section later in this release for additional information.

About NewBridge Bancorp

NewBridge Bancorp is the parent company of NewBridge Bank, a full service, state chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC”.

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 banking offices in North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge Bancorp undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,191,042	$14,922	5.04%	$1,335,001	$17,236	5.24%
Investment securities	362,766	3,681	4.08%	314,394	3,756	4.85%
Other earning assets	23,978	15	0.25%	7,579	4	0.21%

Total Earning Assets	1,577,786	18,618	4.75%	1,656,974	20,996	5.14%
Non-Earning Assets	158,397			146,709

Total Assets	$1,736,183	18,618		$1,803,683	20,996

Interest-Bearing Liabilities
Deposits	$1,244,232	1,744	0.56%	$1,270,805	2,687	0.86%
Borrowings	120,808	606	2.02%	186,886	840	1.82%

Total Interest-Bearing Liabilities	1,365,040	2,350	0.69%	1,457,691	3,527	0.98%
Noninterest-bearing deposits	184,347			163,633
Other liabilities	20,529			17,121
Shareholders’ equity	166,267			165,238

Total Liabilities and Shareholders’ Equity	$1,736,183	2,350		$1,803,683	3,527

Net Interest Income		$16,268			$17,469

Net Interest Margin			4.15%			4.28%
Interest Rate Spread			4.06%			4.16%

FINANCIAL SUMMARY

	2012	2011
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,745,968	$1,734,564	$1,702,660	$1,738,559	$1,784,383
Loans held for investment	1,173,671	1,200,070	1,217,058	1,244,288	1,254,630
Loans held for sale	7,676	7,851	6,894	2,754	77,584
Investment securities	394,904	337,811	295,461	292,898	276,458
Earning assets	1,581,981	1,572,095	1,549,932	1,593,857	1,617,735
Noninterest-bearing deposits	211,246	172,351	167,689	161,703	165,534
Savings deposits	44,118	40,876	40,097	40,937	41,510
NOW accounts	444,439	441,292	423,258	423,445	445,455
Money market accounts	383,256	370,773	363,340	365,109	336,784
Time deposits	366,135	393,384	401,287	435,895	466,013
Interest-bearing liabilities	1,348,722	1,379,799	1,347,756	1,354,956	1,439,236
Shareholders’ equity	167,046	163,387	167,278	166,701	164,116

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$17,905	$15,773	$17,477	$17,839	$18,528
Commercial nonaccrual loans which have been restructured	8,116	7,489	9,870	11,042	12,215
Non-commercial nonaccrual loans	10,038	9,569	8,789	10,075	10,997
Non-commercial nonaccrual loans which have been restructured	990	283	133	308	683

Total nonaccrual loans	37,049	33,114	36,269	39,264	42,423
Loans past due 90 days or more and still accruing	29	14	26	65	32
Accruing restructured loans	6,633	7,406	7,167	8,351	7,531

Total nonperforming loans	43,711	40,534	43,462	47,680	49,986
Other real estate owned	30,032	30,587	26,469	25,729	26,329

Total nonperforming assets	$73,743	$71,121	$69,931	$73,409	$76,315
Restructured loans, performing	3,101	4,888	4,577	0	0
Net chargeoffs	4,369	3,153	3,736	4,037	5,768
Allowance for credit losses	27,918	28,844	27,750	28,040	29,057
Allowance for credit losses to total loans	2.38%	2.40%	2.28%	2.25%	2.32%
Nonperforming loans to loans held for investment	3.72	3.38	3.57	3.83	3.98
Nonperforming assets to total assets	4.22	4.10	4.11	4.22	4.28
Nonperforming loans to total assets	2.50	2.34	2.55	2.74	2.80
Net charge-off percentage (annualized)	1.48	1.03	1.20	1.25	1.75
Allowance for credit losses to nonperforming loans	63.87	71.16	63.85	58.81	58.13

Loans identified as impaired	$35,043	$32,591	$33,827	$37,483	$36,497
Other nonperforming loans	8,668	7,943	9,635	10,197	13,489

Total nonperforming loans	43,711	40,534	43,462	47,680	49,986
Performing classified loans	75,282	87,959	92,327	95,500	95,424

Total classified loans	$118,993	$128,493	$135,789	$143,180	$145,410

	2007	2008	2009	2010	2011	2012	TOTAL
Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:
Gross loan chargeoffs
Commercial	$5,052	$5,046	$11,232	$9,052	$5,045	$1,335	$36,762
Real estate - construction	825	7,339	12,227	5,379	3,985	848	30,603
Real estate - mortgage	1,300	5,012	10,110	7,260	6,822	2,368	32,872
Consumer	2,235	5,071	4,925	2,829	1,358	223	16,641
Other	0	0	0	6,200	1,387	60	7,647

Total gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$18,597	$4,834	$124,525
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	5,238	1,008	20,620

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$23,835	$5,842	$145,145
Peak loans at September 30, 2008							$1,626,504
Chargeoffs, writedowns and losses to peak loans							8.92%

FINANCIAL SUMMARY

	Three Months Ended March 31
	2012	2011
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$14,922	$17,236
Investment securities	3,585	3,665
Other	15	4

Total interest income	18,522	20,905
Interest expense:
Deposits	1,744	2,687
Borrowings from the FHLB	259	348
Other	347	492

Total interest expense	2,350	3,527

Net interest income	16,172	17,378
Provision for credit losses	3,443	6,073

Net interest income after provision for credit losses	12,729	11,305
Noninterest income:
Retail Banking	2,254	2,500
Mortgage banking services	563	425
Wealth management services	594	546
Gain on sale of investment securities	0	1,961
Writedowns and loss on sale of real estate acquired in settlement of loans	(1,008)	(1,486)
Bank-owned life insurance	467	408
Other	130	180

Total noninterest income	3,000	4,534
Noninterest expense
Personnel	7,061	7,290
Occupancy	1,004	1,043
Furniture and equipment	778	964
Technology and data processing	1,020	983
Legal and professional	671	625
FDIC insurance	441	795
Real estate acquired in settlement of loans	318	389
Other	2,308	2,305

Total noninterest expense	13,601	14,394

Income (loss) before income taxes	2,128	1,445
Income taxes	617	433

Net income (loss)	1,511	1,012
Dividends and accretion on preferred stock	(730)	(730)

Net income (loss) available to common shareholders	$781	$282

Net income (loss) per share - basic	$0.05	$0.02
Net income (loss) per share - diluted	$0.05	$0.02

Other Data

Return on average assets	0.35%	0.23%
Return on average equity	3.66	2.48
Net yield on earning assets	4.15	4.28
Efficiency (excluding OREO items and securities gains)	65.82	65.33
Average loans to assets	68.60	74.02
Average loans to deposits	83.37	93.07
Average noninterest - bearing deposits to total deposits	12.90	11.41
Average equity to assets	9.58	9.16
Total capital as a percentage of total risk weighted assets	14.45	14.04
Tangible common equity as a percentage of total risk weighted assets	8.02	7.74

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of March 31, 2012
	Amortized Cost	Gross Unrealized gain	Gross Unrealized loss	Estimated Fair value	Average Yield (%)		Average Duration (years)
US Agency	$35,992	$130	($53)	$36,069	2.26%		2.24
Mortgage backed securities	29,389	2,742	—	32,131	5.24		2.93
Collateralized mortgage obligations	21,603	137	(198)	21,542	5.61		2.27
Commercial mortgage backed securities	51,197	758	(183)	51,772	3.50		3.99
Covered bonds	66,302	2,063	—	68,365	4.22		2.88
Corporate bonds	152,561	1,475	(2,182)	151,854	3.88		3.67
Municipal obligations	19,355	569	(163)	19,761	6.37	*	5.46
Federal Home Loan Bank stock	7,185	—	—	7,185
Other	5,775	450	—	6,225

Total	$389,359	$8,324	($2,779)	$394,904	4.08		3.38

*	Fully taxable equivalent basis

COMMON STOCK DATA

	2012	2011
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Market value:
End of period	$4.79	$3.87	$3.90	$4.58	$4.96
High	4.91	4.20	4.99	5.13	5.50
Low	3.71	3.30	3.53	4.21	4.54
Book value	7.32	7.09	7.34	7.30	7.14
Tangible book value	7.09	6.85	7.09	7.04	6.86
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	16,299,152	16,163,509	16,467,550	16,521,391	16,697,944

NON-GAAP MEASURES

Pre-tax, pre-securities gains and pre-credit related operating income

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Net income	$1,511	$1,012
Income taxes	617	433
Less gain on sale of investment securities	—	(1,961)
Real estate acquired in settlement of loans expense	318	389
Writedowns and loss on sale of real estate acquired in settlement of loans	1,008	1,486
Provision for credit losses	3,443	6,073

Pre-tax, pre-securities gains and pre-credit related operating income	$6,897	$7,432

Operating efficiency percentage

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Total noninterest expense	$13,601	$14,394
Less real estate acquired in settlement of loans expense	(318)	(389)

Numerator for calculation of operating efficiency (A)	$13,283	$14,005

Net interest income	$16,172	17,378
Total noninterest income	3,000	4,534
Less gain on sale of investment securities	—	(1,961)
Writedowns and loss on sale of real estate acquired in settlement of loans	1,008	1,486

Denominator for calculation of operating efficiency (B)	$20,180	$21,437

Operating efficiency percentage (A/B)	65.82%	65.33%